Exhibit 10.9

CONFLICTS OF INTEREST POLICY

A.	Policy Statement

Red Bullet Racing Corporation (the “Company”) recognizes that Conflict of Interest Transactions (as defined below) may raise questions as to whether those transactions are consistent with the best interests of the Company and its stockholders. It is the Company’s policy to enter into or ratify Conflict of Interest Transactions only when the Board of Directors, acting through a committee of its directors who satisfy the independence standards of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and the independence standards that would be applicable if the Company’s common stock were listed on the Nasdaq Capital Market (whether or not the Company’s common stock is so listed) (the “Independent Director Committee”) determines that the Conflict of Interest Transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders. Therefore, the Company has adopted the procedures set forth below for the review, approval or ratification of Conflict of Interest Transactions.

Furthermore, the Company recognizes that additional conflicts of interest may arise on an isolated or recurring basis by virtue of the business of owning and racing thoroughbred racehorses being conducted by both the Company and certain of its affiliates, and for other reasons, and the Company wishes to set forth procedures for resolving any such conflicts of interest.

This policy has been approved by the Independent Director Committee. The Independent Director Committee will review and may amend this policy from time to time.

B.	Conflict of Interest Transactions

For the purposes of this policy, a “Conflict of Interest Transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant where the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest, excluding the transactions described in Section E below.

For purposes of this Policy, a “Related Person” means:

1.	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company, or a nominee to become a director of the Company;

2.	any person (a “Significant Holder”) who is known to be the beneficial owner of more than 5% of any class of the voting securities of the Company; and

3.	any immediate family member (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law,

daughter-in-law, brother-in-law, or sister-in-law) of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of any of the foregoing persons.

“Indirect interests” of a Related Person may include, but are not limited to, the interest of any firm, corporation or other entity in which any Related Person is employed or is a partner or principal or in a similar position or in which such Related Person has a 5% or greater beneficial ownership interest. However, it is recognized that where the interest arises only from a Related Person’s position as a limited partner in a partnership in which all Related Persons have an interest of less than 10%, and the Related Person is not a general partner of and does not hold another position in the partnership, the interest of such Related Person in a transaction between the Company and such partnership will not be deemed to be material.

C.	Approval Procedures

Conflict of Interest Transactions that are identified as such prior to the consummation thereof or amendment thereto shall be consummated or amended only if the following steps are taken:

1. Prior to the Company’s entry into a proposed transaction with a Related Person, (a) the director, executive officer, nominee or Significant Holder who has a material interest (or whose immediate family member has a material interest) in the transaction and/or (b) members of management charged with executing the transaction or amendment shall provide notice to the Chief Financial Officer of the material facts and circumstances of the potential Conflict of Interest Transaction and such information concerning the transaction as the Chief Financial Officer may reasonably request.

2. If the Chief Financial Officer determines that the proposed transaction is a Conflict of Interest Transaction, the proposed Conflict of Interest Transaction shall be submitted to the Independent Director Committee for consideration.

3. The Independent Director Committee shall consider all of the relevant facts and circumstances available to the Independent Director Committee, including (if applicable) but not limited to: the benefits to the Company; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties. No Independent Director shall participate in any review, consideration or approval of any Conflict of Interest Transaction with respect to which such Independent Director or any of his or her immediate family members is the Related Person.

4. The Independent Director Committee shall approve or disapprove the Conflict of Interest Transaction and shall convey the approval or disapproval of the transaction to the Chief Financial Officer, who shall convey the decision to the appropriate persons within the Company.

D.	Procedures for Ratification of Extant Transactions

Any person who becomes aware of a Conflict of Interest Transaction that has not been previously approved or previously ratified under this policy shall report such transaction to the Chief Financial Officer. If the transaction is pending or ongoing, it will be submitted by the Chief Financial Officer to the Independent Director Committee promptly, and the Independent Director Committee shall consider all of the relevant facts and circumstances available to the Independent Director Committee as provided above. Based on the conclusions reached, the Independent Director Committee shall evaluate all options, including but not limited to ratification, amendment or termination of the Conflict of Interest Transaction.

E.	Additional Potential Conflicts of Interest

1. It is the intention of the Company to engage trainers on terms that afford them full discretion and authority to determine, in accordance with industry standards, whether a thoroughbred owned by the Company (a “Thoroughbred”) will be nominated to enter a race other than a claiming race or a Grade I, II or III stakes race and, if accepted, whether or not to start in the race. While there may be limited circumstances in which the Company wishes to have a racing determination for which authority has been granted to the trainer reviewed by management or the Board of Directors, trainers will not be required to pre-clear such determinations with management or the Board of Directors.

2. Decisions to enter a Thoroughbred in a claiming race or a Grade I, II or III stakes race shall be made by the chief executive officer of the Company. The Board of Directors shall retain the discretion to review any such determination but the chief executive officer will not be required to pre-clear such determinations with the Board of Directors. If the trainer for a Thoroughbred has identified the Thoroughbred as a suitable candidate for a race, the horse so identified shall be nominated unless the chief executive officer or the Board of Directors, as applicable, determines that the nomination would be contrary to the best interests of the Company.

3. No trainer will be retained to train horses owned by the Company while it is training horses owned by another Racing Company (as defined in the prospectus relating to the initial public offering of equity securities of the Company).

4. Certain of the Company’s directors, officers and Significant Holders and/or their respective affiliates or family members (including trusts for the benefit of such family members and any affiliate of such trust) are in the business of owning, training and/or racing thoroughbred horses and/or hold direct or indirect ownership interests in entities that are in such business (any such business or entity owning, training and/or racing thoroughbred horses being referred to herein as a “Related Racing Entities”). If by virtue of these or other relationships, including overlapping relationships with trainers, horses owned by the Company and a Related Racing Entity are prevented, either by law or regulation or by reason of rules established or a ruling made by a racing secretary or other track official, from entering a race for which both horses have been nominated (including as a consequence of the horses being “coupled” as a single wagering interest), the following procedures shall apply:

A. If the race is other than a Grade I, II or III stakes race, the horse with the earliest start date will be permitted to remain in the race unless another rule is mandated by law, regulation or a rule or ruling of a racing secretary or other track official. If another rule is so mandated, the Company will not directly or indirectly seek an exception from the rule that would result in a different horse remaining in the race unless all horses sought to be entered in the race by the Company and the Related Racing Entity can thereby remain in the race.

B. If the race is a Grade I, II or III stakes race, the horse with the most winnings (i.e., total purses for win, place or show over the course of the horse’s career) will be permitted to remain in the race unless another rule is mandated by law, regulation or a rule or ruling of a racing secretary or other track official. If another rule is so mandated, the Company will not directly or indirectly seek an exception from the rule that would result in a different horse remaining in the race unless all horses sought to be entered in the race by the Company and the Related Racing Entity can thereby remain in the race.

C. If a conflict with respect to horses sought to be entered in a race by the Company and a Related Racing Entity is not resolved by the foregoing procedures, the racing secretary for the race will be requested to determine the horse that will be eliminated based on such established rules and procedures as are applicable or, if the racing secretary determines that no established rules and procedures apply, to determine the elimination by lot. If the racing secretary declines to do so, the chief executive officer of the Company will determine the elimination by lot.

5. The Company’s directors, officers and Significant Holders and their respective affiliates shall not be permitted to claim against any Thoroughbred in a claiming race.

6. The Independent Director Committee shall oversee the Company’s officers in their management of any dispute or issue concerning enforcement of any contract or other transaction or arrangement between the Company and any director, officer or Significant Holder or any affiliate thereof. Any determination regarding whether litigation should be instituted by the Company with respect to any such contract, transaction or arrangement shall be made by the Independent Director Committee.

F.	Disclosure

All Conflict of Interest Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations.

The material features of this policy constituting a “related person transaction policy” shall, if required, be disclosed in the Company’s annual report on Form 10-K or in the Company’s proxy statement, as required by applicable laws, rules and regulations.

G.	Independent Director Approval

Any determination to be made or approval to be given by the Independent Director Committee hereunder shall be made or given as follows: 2/3 of the Independent Director Committee shall constitute a quorum for consideration of the matter, and the act of the Independent Director Committee constituting such determination or approval shall be the affirmative vote of a majority of the members of the committee present and voting. The Independent Director Committee may in the alternative act by unanimous written consent hereunder.

The Independent Directors may receive such input as they deem appropriate from management and any other person, including a person with an interest in a Conflict of Interest Transaction or other matter addressed by this policy, in acting hereunder.

The Company shall provide funding for the reasonable requirements of the Independent Director Committee for legal counsel or other advisors engaged by the Independent Director Committee in acting hereunder.

H.	Acknowledgment of Policy

Each director and officer of the Company, each holder of 5% or more of the Company’s outstanding common stock and each director and officer of any such holder shall annually sign a statement which affirms such person:

a.	Has received a copy of this policy,

b.	Has read and understands this policy,

c.	Has agreed to comply with this policy; and

d.	Undertakes to be responsible for any violation of this policy by such person or his, her or its Related Racing Entities and to cause his, her or its Related Racing Entities to comply with this policy.

RED BULLET RACING CORPORATION

Conflict of Interest Policy - Annual Statement

I hereby certify that:

1. I have received a copy of the Company’s Conflict of Interest Policy;

2. I have read and understand the Company’s Conflict of Interest Policy;

3. I agree to comply with the Company’s Conflict of Interest Policy; and

4. I undertake to be responsible for any violation of the Company’s Conflict of Interest Policy by me or any of my Related Racing Entities (as defined therein) and to cause my Related Racing Entities to comply with the Company’s Conflict of Interest Policy.

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